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                                                                      EXHIBIT 16

Exhibit 16 -- Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated April 22, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


April 22, 2002




We have read the paragraphs 2,3 and 4 of Item 4 included in the Form 8-K dated April 22, 2002 of Sanmina-SCI Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,





                             /s/ ARTHUR ANDERSEN LLP






cc: SEC Office of the Chief Accountant


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